Exhibit 99.1

For Immediate Release

Triangle Petroleum Announces Acreage Acquisition in the  North Dakota Bakken Shale Play and New Strategic Focus Area for U.S. Operations

Calgary, Alberta – February 8th, 2010 – Triangle Petroleum Corporation (the “Company” or “Triangle”) (OTCBB: TPLM; TSXV: TPE) today announced a new strategic initiative in the Bakken Shale play of North Dakota and the acquisition of 4,000 net acres in Williams and McKenzie counties. The company further announced a new partnership with Slawson Exploration, a leading operator in the fairway, aimed at the acquisition and development of acreage in known areas of production from the Middle Bakken and Three Forks formations of the Williston Basin.

Dr. Peter Hill, Chief Executive Officer of Triangle Petroleum commented “The Bakken Shale will be our new core area of operations in the United States. Our efforts here are the result of years of work undertaken prior to my joining Triangle this past November. The focus has been on understanding the geology and science of the play, and the capacity of applied technology to unlock the significant oil and gas reserve potential.” Dr. Hill continued “Completion technology and the ability to drill long, carefully directed, horizontal wells have changed the oil business forever. It is my personal belief that the Williston Basin Bakken play will ultimately be proven one of the largest oil accumulations in North America. Further, it appears likely that this play will largely be developed by the smaller independent companies and service sectors who have continued to be the innovators of the play. Our acreage lies within the prime Bakken fairway and we have several large and contiguous blocks in the Rough Rider area and identifiable well locations for our operator to commence drilling later this year.”

Dr. Hill added “Our business strategy is to directly acquire and develop acreage prospective for capturing the Bakken resource base at attractive margins. Today marks the first step in that strategy and we will continue to grow and develop the business platform needed to deliver both early production and the turn round of Triangle.”

Slawson Exploration, a privately held company based in Wichita, has been active in the Williston Basin since the 1970s. “Slawson is an ideal partner and we are delighted to be associated with their entire team. They are experienced, have strong local content and knowledge, and are one of the lowest cost, most efficient operators in the business” said Dr. Hill. “We are very excited and look forward to working with them and expanding our joint venture in the coming months.”

Triangle has identified several areas of interest in the Williston Basin, and is in an ongoing process of evaluating further entry opportunities to the Bakken Shale play.

About Triangle Petroleum

Founded in 2006, Triangle Petroleum (OTCBB: TPLM; TSXV: TPE) is an independent oil and gas exploration company with approximately 475,000 gross acres (413,000 net acres) in the Windsor Block of Nova Scotia and 4,000 net acres in Williams and McKenzie counties of North Dakota.

For more information please visit www.trianglepetroleum.com.

For more information contact:
Jonathan Samuels, Chief Financial Officer
E-mail: jsamuels@trianglepetroleum.com
Telephone: (403) 781-7723

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Safe Harbor Statement. This news release includes statements about expected future events and/or results that are forward-looking in nature and subject to risks and uncertainties concerning the Company’s future performance. Forward-looking statements in this release include, but are not limited to the Company’s planned drilling and evaluation program, operating costs and expectations of undiscovered resources. It is important to note that actual outcomes and the Company's actual results could differ materially from those predicted in such forward-looking statements. Factors that could cause actual results to differ materially include the possibility that additional investments will not be made or that appropriate opportunities for development will not be available or will not be properly developed.  For additional risk factors about our Company, readers should refer to risk disclosure contained in our reports filed with the U.S. Securities and Exchange Commission and on SEDAR.